Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS
Increases Fourth Quarter Net Revenue 40% Year-over-Year and 11% Sequentially
Expects Net Revenue Growth of 20% to 25% in FY2011
Raises Quarterly Dividend to $0.09 per share
CHICAGO, May 6, 2010—Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI), a premier global management and technology consulting firm, today announced results for its fourth quarter and fiscal year 2010 (ended March 31, 2010).
•	Fourth quarter net revenue was $50.3 million compared with $45.5 million in the third quarter of fiscal year 2010 and $35.9 million in the fourth quarter of fiscal year 2009.

•
Fourth quarter diluted earnings from continuing operations was $0.26 per share, including a one-time income tax benefit from a deferred tax asset valuation allowance reversal in the United Kingdom (“UK”). Excluding the one-time tax benefit and using the 49% tax rate from last quarter, EPS would have been $0.11 per share. This compares to EPS of $0.08 per share in the third quarter of fiscal year 2010 and $0.02 per share, excluding the impact of the tender offer(1), in the fourth quarter of fiscal year 2009.

•	Fourth quarter free cash flow was $7.8 million compared with negative $1.0 million in the third quarter of fiscal year 2010 and $4.4 million in the fourth quarter of fiscal year 2009.

•	Fiscal year 2011 net revenue is expected to increase 20% to 25% and be in the range of $213 million to $221 million.

Diamond Reports Fourth Quarter and Full Year 2010 Results
(1)	Information regarding the employee tender offer is available in the Schedule TO-I/A filed on March 10, 2009.
“We finished fiscal year 2010 with an outstanding fourth quarter, with net revenue, EPS and free cash flow all exceeding our previous guidance,” said Adam Gutstein, President and CEO of Diamond. “Our financial results improved throughout fiscal year 2010 and we expect that trend to continue. In addition, the Board of Directors approved a quarterly dividend of $0.09, a $0.02 increase over our previous quarterly dividend.”
Financial Review
The fourth quarter and full-year results from fiscal year 2009, presented in the following table and financial review, exclude the impact of the Tender Offer completed in the fourth quarter of fiscal year 2009. Management believes this presentation format better reflects recurring operations of the Company.
The Company’s fourth quarter and full year comparative financial results are summarized as follows:
Financial Results ($ in millions except Earnings per Share)

	Q4 FY09	Q3 FY10	Q4 FY10	FY09	FY10
Net Revenue	$35.9	$45.5	$50.3	$152.2	$177.2
Income (Loss) from Continuing Operations before Income Tax (Pretax Income)	$(16.4)	$4.4	$5.8	$(13.0)	$15.8
Adjusted Income from Continuing Operations before Income Tax (Pretax Income)(1)	$0.3	$4.4	$5.8	$3.7	$15.8
Diluted Earnings (Loss) Per Share from Continuing Operations(2)	$(0.39)	$0.08	$0.26	$(0.34)	$0.44
Adjusted Diluted Earnings Per Share from Continuing Operations(1), (2)	0.02	$0.08	$0.26	$0.06	$0.44
Adjusted EBITDA(1)	$0.7	$4.8	$6.2	$4.8	$17.4
Free Cash Flow(3)	$4.4	$(1.0)	$7.8	$13.0	$21.1

(1)	Excluding the one-time non-cash charge related to the fourth quarter fiscal year 2009 employee tender offer of $16.7 million ($10.5 million net of related $6.2 million tax benefit).

(2)
Excluding the one-time tax benefit from an income tax valuation allowance reversal in the UK and using the 49% tax rate from the prior quarter, fourth quarter fiscal year 2010 EPS would have been $0.11 per share.

(3)	Third quarter fiscal year 2010 free cash flow includes the payout of $14.8 million in variable compensation.

Diamond Reports Fourth Quarter and Full Year 2010 Results
Fourth Quarter 2010
Net revenue for the fourth quarter ended March 31, 2010 was $50.3 million, an increase of 11% compared with $45.5 million in the third quarter of fiscal year 2010, and an increase of 40% compared with $35.9 million reported in the fourth quarter of the prior fiscal year.
Pretax income was $5.8 million in the fourth quarter of fiscal year 2010 compared with $4.4 million in the third quarter of fiscal year 2010 and $0.3 million in the fourth quarter of fiscal year 2009. Pretax margin increased to 11.5%, up from 9.6% in the previous quarter and 0.8% in the fourth quarter last year.
Income from continuing operations after taxes was $7.2 million, or $0.26 per diluted share, in the fourth quarter of fiscal year 2010. Excluding a $3.4 million income tax benefit from the reversal of a UK valuation allowance, and using the 49% effective tax rate from the prior quarter, income from continuing operations after taxes would have been $3.0 million or $0.11 per diluted share. Management believes the third quarter tax rate is more reflective of the recurring operations of the Company. This compares with income from continuing operations after taxes of $2.2 million, or $0.08 per diluted share, in the third quarter of fiscal year 2010, and $0.5 million, or $0.02 per diluted share, in the fourth quarter of fiscal year 2009.
Diluted weighted average shares outstanding was 27.8 million compared with 27.6 million in the third quarter of fiscal year 2010 and 26.1 million in the fourth quarter of fiscal year 2009.
During the fourth quarter of fiscal year 2010, the Company reversed a deferred tax asset valuation allowance in the UK resulting in a one-time income tax benefit of $3.4 million. In addition, the UK reported no income tax expense in the fourth quarter due to the utilization of prior net operating losses which had a valuation allowance. The reported effective tax rate was negative 25% in the fourth quarter compared with 49% in the third quarter of fiscal year 2010 and negative 56% in the fourth quarter of fiscal year 2009.
EBITDA (defined as income from continuing operations before interest, taxes, depreciation, and amortization) was $6.2 million in the fourth quarter of fiscal year 2010 compared with $4.8 million in the third quarter of fiscal year 2010.
During the fourth quarter, the Company received a favorable decision regarding its Spanish tax indemnification obligation. As a result, the remaining accrual and the partially offsetting escrow shares receivable were reversed, resulting in $70,000 in income from discontinued operations. As a result of this favorable decision, the Company does not anticipate any impact from discontinued operations going forward. The $4.1 million of restricted cash which was required by the Spanish authorities to pursue the appeal is expected to be released in the near future.
Free cash flow (cash flow provided by operating activities less capital expenditures) was $7.8 million in the fourth quarter of fiscal year 2010 compared with negative $1.0 million in the third quarter of fiscal year 2010 and $4.4 million in the fourth quarter of fiscal year 2009. The third quarter of fiscal year 2010 free cash flow included the payout of $14.8 million in variable compensation related to the Company’s annual bonus period ended September 30, 2010. The

Diamond Reports Fourth Quarter and Full Year 2010 Results
Company ended the quarter with cash and cash equivalents of $55.8 million. This figure excludes the $4.1 million of restricted cash expected to be released in the near future.
Fiscal Year 2010
Fiscal year 2010 net revenue was $177.2 million, an increase of 16% compared to $152.2 million reported in fiscal year 2009.
Pretax income was $15.8 million, compared to $3.7 million in the prior fiscal year. Pretax margin was 8.9% in fiscal year 2010, compared with 2.5% in fiscal year 2009.
Income from continuing operations after taxes was $12.1 million, or $0.44 per diluted share. Excluding the one-time tax benefit from an income tax valuation allowance reversal in the UK, income from continuing operations after taxes would have been $8.7 million or $0.32 per diluted share. This compares with $1.7 million, or $0.06 per diluted share, in the prior fiscal year.
EBITDA (defined as income from continuing operations before interest, taxes, depreciation, and amortization) was $17.4 million in fiscal year 2010, compared with negative $11.9 million last fiscal year. Fiscal year 2009 includes a one-time charge of $16.7 million related to the employee Tender Offer. Adjusted for the Tender Offer, EBITDA for fiscal year 2009 would have been $4.8 million.
During fiscal year 2010, the Company repurchased 0.8 million shares at an average price of $6.05 per share for a total payout of $4.9 million. The Company generated free cash flow (cash flow provided by operating activities less capital expenditures) of $21.1 million compared with $13.0 million last fiscal year.
Business Metrics
The Company’s business metrics are summarized as follows:
Business Metrics

	Q4 FY09	Q3 FY10	Q4 FY10	FY09	FY10
Total Clients	62	56	66	99	88
Top 5 Client Concentration (% of Net Revenue)	34%	40%	42%	36%	37%
New Clients Added	17	7	16	43	27
Revenue Generated from New Clients	9%	3%	4%	13%	8%
Client-Serving Professionals (Quarter End)	465	496	527	465	527
Revenue per Professional (Annualized, $ in thousands)	$306	$370	$393	$315	$367
Chargeability	69%	71%	77%	63%	74%
Voluntary Attrition (Annualized)	5%	11%	14%	12%	11%
Total Headcount (Quarter End)	577	610	643	577	643
Revenue by Industry

	Q4 FY09	Q3 FY10	Q4 FY10	FY09	FY10
Financial Services	30%	29%	32%	30%	31%
Insurance	26%	27%	25%	24%	26%
Healthcare	19%	23%	20%	19%	21%
Enterprise*	21%	18%	19%	23%	18%
Public Sector	4%	3%	4%	4%	4%

*	The enterprise vertical includes telecommunications, consumer packaged goods, travel and entertainment, retail and distribution, and manufacturing and logistics.

Diamond Reports Fourth Quarter and Full Year 2010 Results
Business Outlook and Guidance
“Reflecting the strong demand for our services and the stability of our pipeline, we are returning to the practice of providing annual guidance,” said Gutstein. “In fiscal year 2011, we expect net revenue to increase 20% to 25%, pretax income to increase at least 65%, and free cash flow to be greater than $20 million.”
First Quarter 2011
The Company expects first quarter net revenue to be in the range of $51 to $53 million, pretax income of $6.0 to $6.6 million and GAAP EPS to be $0.12 to $0.13 per diluted share. The Company expects stock based compensation expense to be $1.3 million, reported tax expense to be in the range of $2.7 to $3.0 million, and the weighted average share count to be approximately 28 million. Free cash flow is expected to be $7 to $9 million.
Fiscal Year 2011
For the full fiscal year of 2011, the Company expects net revenue to be in the range of $213 to $221 million, up 20% to 25% year-over-year; pretax income of $27 to $29 million and GAAP EPS in the range of $0.53 to $0.58. The Company expects stock based compensation expense to be $5.3 million, reported tax expense to be in the range of $12 to $13 million, and the weighted average share count to be approximately 28 million. Free cash flow is expected to be greater than $20 million.
Quarterly Dividend
The Company also announced today that its Board of Directors declared a quarterly dividend of $0.09 per share of common stock, payable on June 11, 2010 to shareholders of record at the close of business on June 1, 2010. This quarterly dividend of $0.09 is a $0.02 increase over the previous quarterly dividend of $0.07 per share.

Diamond Reports Fourth Quarter and Full Year 2010 Results
Conference Call
Diamond will host a conference call today, May 6, 2010, at 8:00 am CT to discuss the results of the quarter and fiscal year 2010. The dial-in number for the conference call is 1-800-768-2950 for North American callers and 212-231-2900 for international callers. The replay will be available until May 13, 2010 and can be accessed by calling 402-977-9140, then entering passcode number 21465325. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com
About Diamond
Clients engage Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI) to help their companies grow, improve margins, and increase the productivity of their investments. Working together to design and execute business strategies that capitalize on changing market forces and technology, Diamond’s consultants are experts in helping clients attract and retain customers, increase the value of their information, and plan and execute projects that turn strategy into measurable results.
Diamond’s capabilities are rooted in deep strategy, technology, operations, and industry experience. The firm’s approach to client service is based on objectivity, collaboration, and an unwavering commitment to its clients’ best interests. Headquartered in Chicago, Diamond has offices in New York, Washington, D.C, Hartford, London, and Mumbai. To learn more, visit: www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks, and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.
Non-GAAP Financial Measures
The press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management believes the non-GAAP measures are useful to investors, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), please see the section entitled “Unaudited Reconciliations of GAAP to Non-GAAP Financial Measures.”

Diamond Reports Fourth Quarter and Full Year 2010 Results
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)		(Unaudited)
Revenue:
Net revenue	$35,887	$50,308	$152,166	$177,245
Reimbursable expenses	6,114	9,233	22,812	32,699

Total revenue	42,001	59,541	174,978	209,944

Project personnel expenses:
Project personnel costs before reimbursable expenses	26,645	35,475	113,703	126,926
Reimbursable expenses	6,114	9,233	22,812	32,699
Stock-based compensation acceleration — tender offer	14,290	—	14,290	—

Total project personnel expenses	47,049	44,708	150,805	159,625

Gross margin	(5,048)	14,833	24,173	50,319

Other operating expenses:
Professional development and recruiting	1,032	1,484	6,716	5,580
Marketing and sales	1,057	1,025	3,103	3,288
Management and administrative support	6,889	6,686	25,846	25,798
Stock based compensation acceleration — tender offer	2,402	—	2,402	—
Restructuring recovery	—	—	(284)	—

Total other operating expenses	11,380	9,195	37,783	34,666

Income (loss) from operations	(16,428)	5,638	(13,610)	15,653

Other income, net	27	157	656	124

Income (loss) from continuing operations before income taxes	(16,401)	5,795	(12,954)	15,777

Income tax expense (benefit)	(6,348)	(1,426)	(4,156)	3,666

Income (loss) from continuing operations after income taxes	(10,053)	7,221	(8,798)	12,111

Discontinued operations
Income from discontinued operations, net of income taxes	400	70	400	262

Discontinued operations, net of income taxes	400	70	400	262

Net income (loss)	$(9,653)	$7,291	$(8,398)	$12,373

Basic income (loss) per share of common stock:
Income (loss) from continuing operations	$(0.39)	$0.27	$(0.34)	$0.45
Income from discontinued operations	0.02	0.00	0.02	0.01

Net income (loss)	$(0.37)	$0.27	$(0.32)	$0.46

Diluted income (loss) per share of common stock:
Income (loss) from continuing operations	$(0.39)	$0.26	$(0.34)	$0.44
Income from discontinued operations	0.02	0.00	0.02	0.01

Net income (loss)	$(0.37)	$0.26	$(0.32)	$0.45

Shares used in computing basic income (loss) per share	26,110	27,050	26,209	27,139

Shares used in computing diluted income (loss) per share	26,110	27,848	26,209	27,632
Excluding the expense associated with the tender offer, the following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)		(Unaudited)

Project personnel costs before reimbursable expenses	$2,585	$862	$11,687	$3,411
Professional development and recruiting	30	9	110	42
Marketing and sales	53	38	265	413
Management and administrative support	1,039	306	2,861	1,495

Total SBC	$3,707	$1,215	$14,923	$5,361

Diamond Reports Fourth Quarter and Full Year 2010 Results
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31,	March 31,
	2009	2010
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,112	$55,834
Restricted cash	—	4,104
Accounts receivable, net of allowance of $566 and $477 as of March 31, 2009 and 2010, respectively	15,872	22,947
Deferred tax asset — current portion	6,747	6,888
Prepaid expenses	1,323	1,594
Other current assets	1,479	1,472

Total current assets	71,533	92,839

Restricted cash	4,099	—
Computers, equipment, leasehold improvements and software, net	4,280	3,667
Deferred tax asset — long-term portion	7,757	7,911
Other assets	1,480	1,584

Total assets	$89,149	$106,001

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$4,595	$5,613
Accrued compensation	4,269	17,741
Deferred revenue	722	1,358
Accrued benefits	2,481	2,355
Income taxes payable — current portion	1,493	2,752
Other accrued liabilities	2,901	4,274

Total current liabilities	16,461	34,093

Deferred rent — long term portion	1,593	1,613
Accrued income tax liabilities — long-term portion	687	585
Net tax indemnification obligation	368	—

Total liabilities	19,109	36,291

Commitments and contingencies

Stockholders’ equity:
Common Stock, $0.001 par value, 300,000 and 100,000 shares authorized, 27,202 and 27,252 shares issued as of March 31, 2009 and 2010, respectively	516,937	511,650
Accumulated other comprehensive loss	(4,636)	(4,423)
Accumulated deficit	(442,261)	(437,517)

Total stockholders’ equity	70,040	69,710

Total liabilities and stockholders’ equity	$89,149	$106,001

Diamond Reports Fourth Quarter and Full Year 2010 Results
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	For the Three Months		For the Year
	Ended March 31,		Ended March 31,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(9,653)	$7,291	$(8,398)	$12,373
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring recovery	—	—	(284)	—
Depreciation and amortization	462	410	1,801	1,639
Stock-based compensation	20,399	1,216	31,615	5,361
Deferred income taxes	(7,148)	(5,481)	(5,783)	(6,385)
Excess tax benefits from employee stock plans	(45)	(40)	(307)	(123)
Changes in assets and liabilities:
Accounts receivable	(2,032)	(7,138)	(3,332)	(6,978)
Prepaid expenses and other	506	218	216	(103)
Accounts payable	1,461	1,349	1,730	1,300
Accrued compensation	500	9,462	(344)	13,526
Restructuring accrual	—	—	(55)	—
Deferred revenue	(376)	(389)	(369)	655
Income taxes payable	(146)	(192)	(2,244)	706
Other assets and liabilities	795	1,384	354	433

Net cash provided by operating activities	4,723	8,090	14,600	22,404

Cash flows from investing activities:
Decrease (increase) in restricted cash	(3)	—	3,082	(5)
Distribution from available-for-sale investments	—	—	289	—
Capital expenditures, net	(345)	(304)	(1,642)	(1,272)

Net cash provided by (used in) investing activities	(348)	(304)	1,729	(1,277)

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	477	382	2,052	1,585
Payment of employee withholding taxes from equity transactions	(1,178)	(129)	(2,675)	(647)
Common stock cash dividends	—	(1,905)	(9,032)	(7,629)
Excess tax benefits from employee stock plans	45	40	307	123
Purchase of treasury stock	—	—	(13,145)	(4,872)

Net cash used in financing activities	(656)	(1,612)	(22,493)	(11,440)

Effect of exchange rate changes on cash	(44)	(186)	(991)	35

Net increase (decrease) in cash and cash equivalents	3,675	5,988	(7,155)	9,722

Cash and cash equivalents at beginning of period	42,437	49,846	53,267	46,112

Cash and cash equivalents at end of period	$46,112	$55,834	$46,112	$55,834

(1)
The Condensed Consolidated Statements of Cash Flows is prepared on a combined basis and the reported results include both continuing and discontinued operations for the three month and twelve month periods ended March 31, 2009 and 2010.

Diamond Reports Fourth Quarter and Full Year 2010 Results
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
UNAUDITED RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES TO EBITDA & ADJUSTED EBITDA:

	For the Three Months	For the Three Months		For the Year
	Ended December 31,	Ended March 31,		Ended March 31,
	2009	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)

Income (loss) from continuing operations after income taxes	$2,215	$(10,053)	$7,221	$(8,798)	$12,111
Depreciation and amortization expense	388	462	410	1,801	1,639
Interest income, net	(14)	(97)	(5)	(784)	(50)
Income tax expense (benefit)	2,161	(6,348)	(1,426)	(4,156)	3,666

EBITDA (1)	$4,750	$(16,036)	$6,200	$(11,937)	$17,366

Fiscal Year 2009 Tender Offer expense	—	16,692	—	16,692	—

Adjusted EBITDA (2)	$4,750	$656	$6,200	$4,755	$17,366

(1)
EBITDA, defined as income from continuing operations before interest, taxes, depreciation and amortization, is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP). Management believes EBITDA is a useful indicator of the Company’s financial and operating performance and its ability to generate cash flows from operations that are available for share repurchases and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

(2)	Adjusted EBITDA represents EBITDA, as defined above, excluding the fiscal year 2009 Tender Offer expense.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (3):

	For the Three Months	For the Three Months		For the Year
	Ended December 31,	Ended March 31,		Ended March 31,
	2010	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net cash provided by (used in) operating activities	$(698)	$4,723	$8,090	$14,600	$22,404
Capital expenditures	(308)	(345)	(304)	(1,642)	(1,272)

Free cash flow	$(1,006)	$4,378	$7,786	$12,958	$21,132

(3)
Free cash flow, defined as net cash provided by operating activities less capital expenditures, is a non-GAAP term. Management believes that by providing more visibility on free cash flow and reconciling to net cash provided by operating activities, the Company provides a consistent metric from which the quality of its business may be monitored. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.